Exhibit 4(b)
Lehman Brothers Funds, Inc.

Multi-Class Plan

Introduction

	The purpose of this Plan is to specify the attributes of the classes of shares offered by the various investment portfolios of Lehman Brothers Funds, Inc. (the "Company"), including the sales loads (when applicable), expense allocations, conversion features and exchange features of each class, as required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). In general, shares of each class of a particular investment portfolio have the same rights and obligations except for one or more expense variables (which will result in different yields, dividends and, in the case of the Company's non-money market portfolios, net asset values for the different classes), certain related voting and other rights, exchange privileges, conversion features, class designations and sales loads assessed due to differing distribution methods.

	The Company is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933, as amended. On May 11, 1995, the Company elected to offer multiple classes of shares in its investment portfolios pursuant to the provisions of Rule 18f-3 and this Plan. This Plan does not make any material changes to the multiple class arrangements and expense allocations previously approved by the Board of Directors of the Company pursuant to the exemptive order issued by the Securities and Exchange Commission to the Company under
Section 6(c) of the 1940 Act.

	The Board of Directors of the Company has authorized the following fourteen separate investment portfolios: Lehman Brothers Daily Income Fund, Lehman Brothers Municipal Income Fund and Lehman Brothers New York Municipal Money Market Fund (collectively, the "Money Market Funds"); Lehman Selected Growth Stock Portfolio, Lehman Brothers International Bond Fund, Lehman Brothers Global Emerging Markets Equity Fund, Lehman Brothers Global Emerging Markets Bond Fund, Lehman Brothers Large Capitalization U.S. Equity Fund, Lehman Brothers International Equity Fund, Lehman Brothers Municipal Bond Fund, Lehman Brothers New York Municipal Bond Fund and Lehman Brothers High-Grade Fixed Income Fund (collectively, the "Core Funds"); and Lehman Latin America Dollar Income Portfolio and Lehman Mexican Growth and Income Portfolio (together, the "Single Class Funds").

	The above-listed investment portfolios of the Company (the "Funds") are authorized to issue the following classes of shares representing interests in the Funds:

	(i)	Money Market Funds (except Lehman Brothers New York Municipal
Money Market Fund) - Class A Shares, Class B Shares (formerly CDSC Shares), Class C Shares, Class W Shares, Global Clearing Shares, Investment Shares, Premier Shares and Select Shares;

	(ii)	Lehman Brothers New York Municipal Money Market Fund - Global
Clearing Shares and Select Shares;

	(iii)	Single Class Funds - CDSC Shares; and

	(iv)	Core Funds - Class A Shares, Class B Shares, Class C Shares, Class
W Shares, Investment Shares and Premier Shares.

Allocation of Expenses

	Pursuant to Rule 18f-3 under the 1940 Act, the Company shall allocate to each class of shares in a Fund (i) any fees and expenses incurred by the Company in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and
(ii) any fees and expenses incurred by the Company under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, the President and Treasurer of the Company shall determine, subject to Board approval or ratification, which additional fees and expenses may be appropriately allocated to a particular class of shares in a Fund, such as (but not limited to):

	(i)	transfer agent fees identified by the transfer agent as being attributable to such class of shares;

	(ii)	printing and postage expense related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

	(iii)	blue sky registration or qualification fees incurred by such class of shares;

	(iv)	Securities and Exchange Commission registration fees incurred by such class of shares;

	(v)	the expense of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

	(vi)	litigation or other legal expenses relating solely to such class of shares;

	(vii)	fees of the Company's Directors incurred as a result of issues relating solely to such class of shares; and

	(viii)	independent accountants' fees relating solely to such class
of shares.

	Any changes to the determination of class expenses allocated to a particular class of shares will be approved by a vote of the Directors of the Company, including a majority of the Directors who are not "interested persons" of the Company as defined under the 1940 Act.

	For purposes of this Plan, a "Daily Dividend Portfolio" shall be a Fund which declares distributions of net investment income daily and/or maintains the same net asset value per share in each class. Income, realized and unrealized capital gains and losses, and any expenses of a non-Daily Dividend Portfolio of the Company not allocated to a particular class of such Fund pursuant to this Plan shall be allocated to each class of such Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund. Income, realized and unrealized capital gains and losses, and any expenses of a Daily Dividend Portfolio, including a money market fund, of the Company not allocated to a particular class of the Fund pursuant to this Plan shall be allocated to each class of such Fund on the basis of the relative net assets (settled shares), as defined in Rule 18f-3, of that class in relation to the net assets of the Fund.

Attributes of Classes of Shares

Voting Rights

	All shares of the Company have equal voting rights and are voted in the aggregate, and not by Fund or class, except where voting by the Fund or class is required by law or where the matter involved affects one Fund or class.

Other Features of Each Class

Select Shares

	Select Shares of a Fund are offered at net asset value to individual investors without an initial sales charge or contingent deferred sales charge ("CDSC") upon redemption. Select Shares pay a distribution fee of 0.25% (annualized) of the average daily net assets of a Fund's Select Shares to the Fund's distributor for services it provides to the beneficial owners of such shares. Select Shares of a Fund may be exchanged only for Select Shares of another Fund of the Company.

Global Clearing Shares

	Global Clearing Shares of a Fund are offered at net asset value to individual investors. Global Clearing Shares of a Fund may be exchanged only for Global Clearing Shares of another Fund of the Company or comparable shares of Lehman Brothers Institutional Funds Group Trust.

	Global Clearing Shares pay a distribution fee of up to 0.50% (annualized) of the average daily net assets of a Fund's Global Clearing Shares. Global Clearing Shares are available only through brokers that clear securities transactions through Lehman Brothers on a fully disclosed basis (an "Introducing Broker").

CDSC Shares

	CDSC Shares of a Fund are offered at net asset value to individual investors without an initial sales charge. CDSC Shares of a Fund may be exchanged only for CDSC Shares of another Fund. CDSC Shares may pay a CDSC at the time of redemption of shares calculated as a percentage of the redemption proceeds imposed in accordance with the following schedule:

			Year 1			Year 2			Thereafter
			  2%			  1%			    0%

	CDSC Shares pay a service fee of up to 0.25% (annualized) and a distribution fee of up to 0.75% (annualized) of the average daily net assets of a Fund's CDSC Shares. The distribution fee payable with respect to CDSC Shares may be used by the Fund's distributor to cover advertising, marketing and distribution expenses intended to result in the sale of the Fund's shares, including, without limitation, compensation for the distributor's initial expense of paying its investment representatives or introducing brokers a commission upon the sale of the Fund's CDSC Shares and accruals for interest on the amount of the foregoing expenses that need the distribution fee and, if applicable, the CDSC received by the distributor. In addition, the service fee payable with respect to a Fund may be used by the Fund's distributor primarily to pay its financial consultants or introducing brokers for servicing shareholder accounts, including a continuing fee to each such financial consultant or introducing broker, which fee shall begin to accrue immediately after the sale of such shares. The amount of the distribution fee and service fee payable by any Fund with respect to its CDSC Shares is not related directly to expenses incurred by the Fund's distributor and a Fund is not obligated to reimburse the distributor for such expenses.

Class A Shares

	Class A Shares of a Fund are offered at net asset value to individual investors, plus an initial sales charge imposed in accordance with the following schedule:


Amount of Investment
Sales Charge as %
of Offering Price

Less than $100,000
4.75%

$100,000 but under $250,000
3.50%

$250,000 but under $500,000
2.50%

$500,000 but under $1,000,000
2.00%

$1,000,000 or more
0.00%


	Class A Shares of a Fund may be exchanged only for Class A Shares of another Fund of the Company.

	Purchasers who invest more than $1,000,000 in Class A Shares will not pay a front-end sales load, but a CDSC of 0.75% will be imposed on redemptions of such shares during the first year after purchase.

	Class A Shares pay a service fee of up to 0.25% (annualized) of the average daily net assets of the Fund's Class A Shares to the Fund's distributor who uses the service fees to pay its Investment Representatives or Introducing Brokers for servicing shareholder accounts.

Class B Shares

	Class B Shares of a Fund are offered at net asset value to individual investors without an initial sales charge. Class B Shares of a Fund may be exchanged only for Class B Shares of another Fund. Class B Shares may pay a CDSC at the time of redemption of shares calculated as a percentage of the redemption proceeds imposed in accordance with the following schedule:

	Year 1		Year 2		Year 3		Year 4
	Year 5		Thereafter

	4.75%		4.0%		3.0%		2.0%		1.0%		0.0%


	Class B Shares of a Fund will automatically convert to Class A Shares of the Fund on the first business day of the month in which the eighth anniversary of the issuance of the Class B Shares occurs. The conversion will be effected at the relative net asset value per share of the two classes.

	Class B Shares pay a service fee of up to 0.25% (annualized) and a distribution fee of up to 0.75% (annualized) of the average daily net assets of a Fund's Class B Shares. The service fee payable with respect to Class B Shares of a Fund is used by the Fund's distributor to pay its Investment Representatives or Introducing Brokers for servicing shareholder accounts.
The distribution fee payable with respect to Class B Shares of a Fund may be used by the Fund's distributor to cover advertising, marketing and distribution expenses intended to result in the sale of the Fund's Class B Shares including, without limitation, compensation for the distributor's initial expense of paying its investment representatives or introducing brokers a commission upon the sale of the Fund's Class B Shares and accruals for interest on the amount of the foregoing expenses that exceed the distribution fee and, if applicable, the CDSC received by the distributor. In addition, the service fee payable with respect to a Fund's Class B Shares may be used by the Fund's distributor primarily to pay its financial consultants or introducing brokers for servicing shareholder accounts, including a continuing fee to each such financial consultant or introducing broker, which fee shall begin to accrue immediately after the sale of such shares. The amount of the distribution fee and service fee payable by any Fund with respect to its Class B Shares is not related directly to expenses incurred by the distributor and a Fund is not obligated to reimburse the distributor for such expenses.

Class C Shares

	Class C Shares of a Fund are offered without an initial sale charge and are subject to no CDSC upon redemption. Class C Shares of a Fund may be exchanged only for Class C Shares of another Fund.

	Class C Shares pay a service fee of up to 0.25% (annualized) and a distribution fee of up to 0.75% (annualized) of the average daily net assets of a Fund's Class C Shares. The service fee payable with respect to Class C Shares of a Fund is used by the Fund's distributor to pay its Investment Representatives or Introducing Brokers for servicing shareholder accounts.
The distribution fee payable with respect to Class C Shares of a Fund may be used by the Fund's distributor to cover advertising, marketing and distribution expenses intended to result in the sale of the Fund's Class C Shares including, without limitation, compensation for the distributor's initial expense of paying its investment representatives or introducing brokers a commission upon the sale of the Fund's Class C Shares and accruals for interest on the amount of the foregoing expenses that exceed the distribution fee and, if applicable, the CDSC received by the distributor. In addition, the service fee payable with respect to a Fund's Class C Shares may be used by the Fund's distributor primarily to pay its financial consultants or introducing brokers for servicing shareholder accounts, including a continuing fee to each such financial consultant or introducing broker, which fee shall begin to accrue immediately after the sale of such shares. The amount of the distribution fee and service fee payable by any Fund with respect to its Class C Shares is not related directly to expenses incurred by the distributor and a Fund is not obligated to reimburse the distributor for such expenses.

Class W Shares

	Class W Shares of a Fund are offered at net asset value to individual investors, are subject to no initial sales charge or CDSC and bear no service or distribution fees. Class W Shares are only available to participants in the proposed Lehman Brothers WRAP Program ("WRAP"), an investment advisory service that will directly provide to investors asset allocation recommendations in certain Lehman Brothers funds based on an evaluation of an investor's investment objectives and risk tolerances, and other similar programs. Class W shares of the Fund are also available for purchase by certain registered investment advisers as a means of implementing asset allocation recommendations based on an investor's investment objectives and risk tolerances. In order to qualify to purchase Class W shares on behalf of its clients the investment adviser must be approved by Lehman Brothers Inc. Investors purchasing shares through investment advisory programs other than WRAP will bear different fees for different levels of services as agreed upon with the investment advisors offering the programs. Investors in Class W Shares through WRAP pay fees based upon the aggregate value of their investments in participating mutual funds. The maximum annual wrap fee is 1.50% of the value of the shares of the mutual funds held in WRAP on the last calendar day of the previous quarter.

Investment Shares

	Investment Shares of a Fund are offered at net asset value to institutional investors without an initial sales charge or CDSC upon redemption. Investment Shares of a Fund may be exchanged only for Investment Shares of another Fund of the Company.

	Investment Shares pay a service fee of up to 0.25% (annualized) of the average daily net assets of a Fund's Investment Shares. The Fund's distributor may retain all of the service fee paid to it or may enter into agreements with, and make payments of all or a portion of the service fees to, investors such as banks, savings and loan organizations and other financial institutions ("Service Organizations") for the provision of services to shareholders. Service Organizations may maintain Investment shareholder accounts and provide personal services to Investment shareholders. Services relating to the sale of Investment Shares may include, but are not limited to:
(i) aggregating and processing purchase and redemption requests for Investment Shares from clients and placing net purchase and redemption orders with the distributor of the Investment Shares; (ii) processing dividend payments from the Fund on behalf of clients; (iii) providing information periodically to clients showing their positions in Investment Shares; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by the Service Organization and handling correspondence; (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to clients; (vii) acting as shareholder of record and nominee; and (viii) providing such other similar services as the Fund may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations. The Service Organization, at its option, may also (ix) provide clients with a service that invests the assets of their accounts in Investment Shares pursuant to specific or pre-authorized instructions; (x) provide sub-accounting with respect to Investment Shares beneficially owned by clients or the information necessary for sub-accounting; and (xi) provide checkwriting services. In addition, Service Organization shall provide assistance in connection with the distribution of Investment Shares to clients, which shall include marketing assistance and the forwarding of sales literature and advertising provided by the distributor of the Investment Shares for clients to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations. The Service Organization will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in its business, or any personnel employed by it) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance.

Premier Shares

	Premier Shares of a Fund are offered at net asset value to institutional investors and are subject to no initial sales charge or CDSC and bear no service or distribution fees. Premier Shares of a Fund may be exchanged only for Premier Shares of another Fund.


Amendments

	No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company as defined under the 1940 Act.